EXHIBIT 5.1

                               January 28, 1997

Mr. Mark Schaftlein
Westmark Group Holdings, Inc.
355 N.E. Fifth Avenue
Delray, Florida 33483

Dear Mr. Birmingham:

      As counsel for Westmark Group Holdings, Inc., a Delaware corporation ("Company"), you have requested our firm to render this opinion in connection with the Amendment No. 1 to the Registration Statement of the Company on Form SB-2 filed under the Securities Act of 1933, as amended ("Act"), with the Securities and Exchange Commission relating to the registration of the issuance of (i) 1,671,993 shares of Common Stock underlying currently exercisable warrants ("Warrants"), (ii) 639,937 shares of Common Stock issuable upon conversion of debt ("Convertible Debt") and (iii) 2,464,994 shares of Common Stock issuable upon conversion of preferred stock ("Preferred Stock"). The Registration Statement also relates to the resale of 2,107,008 shares of Common Stock.

      We are familiar with the registration statement and the registration contemplated thereby. In giving this opinion, we have reviewed the registration statement and such other documents and certificates of public officials and of officers of the Company with respect to the accuracy of the factual matters contained therein as we have felt necessary or appropriate in order to render the opinions expressed herein. In making our examination, we have assumed the genuineness of all signatures, the authenticity of all documents presented to us as originals, the conformity to original documents of all documents presented to us as copies thereof, and the authenticity of the original documents from which any such copies were made, which assumptions we have not independently verified.

      Based upon all the foregoing, we are of the opinion that:

      1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.
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Mr. Mark Schaftlein
January 28,1997
Page 2

      2. The shares of Common Stock underlying the Warrants to be issued upon exercise of such Warrants are validly authorized and, upon exercise of the Warrants in accordance with their terms, will be validly issued, fully paid and nonassessable.

      3. The shares of Common Stock issuable upon conversion of Convertible Debt are validly authorized and, upon conversion of the Convertible Debt in accordance with their terms, will be validly issued, fully paid and nonassessable.

      4. The shares of Common Stock underlying the Preferred Stock to be issued upon conversion of such Preferred Stock are validly authorized and, upon conversion of the Preferred Stock in accordance with their terms, will be validly issued, fully paid and nonassessable.

      We consent to the use in the registration statement of the reference to Brewer & Pritchard, P.C. under the heading "Legal Matters."

      This opinion is conditioned upon the registration statement being declared effective and upon compliance by the Company with all applicable provisions of the Act and such state securities rules, regulations and laws as may be applicable.

                                          Very truly yours,

                                          BREWER & PRITCHARD, P.C.